UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 18, 2010

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As previously announced, on August 5, 2009, the Board of Directors of AMERIGROUP Corporation (the "Company") authorized the Company to purchase up to $200 million of additional shares of its common stock under its on-going stock repurchase program. As of June 30, 2010, the Company had authorization remaining to purchase up to approximately $119.2 million of shares of its common stock under this program.

On August 18, 2010, the Company entered into a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the "Act"), to facilitate repurchases of its common stock (the "Rule 10b5-1 plan"). The Rule 10b5-1 plan will become effective on November 2, 2010 and expire on July 31, 2012, unless terminated earlier in accordance with its terms. Repurchases may occur pursuant to the Rule 10b5-1 plan until the Company has repurchased shares of common stock equal to $100 million. The Company may also repurchase shares authorized under its stock repurchase program, if at all, through open market purchases in accordance with Rule 10b-18 of the Act or pursuant to additional Rule 10b5-1 plans. The number of shares to be repurchased and the timing of the repurchases will be based on the level of available cash and other factors, including market conditions, the terms of any applicable 10b5-1 plans and self-imposed blackout periods.

The Rule 10b5-1 plan allows the Company to execute trades during periods when it would ordinarily not be permitted to do so because it may be in possession of material non-public information, because of insider trading laws or due to self-imposed trading blackout periods. A broker chosen by the Company will have the authority, under the prices, terms and limitations set forth in the Rule 10b5-1 plan, including compliance with Rule 10b-18 of the Act, to repurchase shares on the Company's behalf. Because the repurchases under the Rule 10b5-1 plan will be triggered by certain share prices, there is no guarantee as to the exact number of shares that will be repurchased under the Rule 10b5-1 plan, or that there will be any repurchases at all pursuant to the Rule 10b5-1 plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

August 24, 2010	By:	Nicholas J. Pace

Name: Nicholas J. Pace
Title: Executive Vice President, General Counsel and Secretary